Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL THIRD QUARTER

•                  Net Earnings per Diluted Share of $.95

•                  Quarterly Net Sales Increase by Approximately 6.8%

•                  Quarterly Comparable Store Sales Increase by Approximately 4.1%

•                  Full Year Net Earnings per Diluted Share Modeled to Increase Approximately 26% to 28%; Previously Modeled at Approximately 22% to 25%

UNION, New Jersey, December 21, 2011 — Bed Bath & Beyond Inc. today reported net earnings of $.95 per diluted share ($228.5 million) in the fiscal third quarter ended November 26, 2011, an increase of approximately 28% versus net earnings of $.74 per diluted share ($188.6 million) in the same quarter a year ago.  Net sales for the fiscal third quarter of 2011 were approximately $2.344 billion, an increase of approximately 6.8% from net sales of approximately $2.194 billion reported in the fiscal third quarter of 2010.  Comparable store sales in the fiscal third quarter of 2011 increased by approximately 4.1%, compared with an increase of approximately 7.0% in last year’s fiscal third quarter.

During the fiscal third quarter of 2011, the Company repurchased approximately $328 million of its common stock representing approximately 5.6 million shares.  As of November 26, 2011, the remaining balance of the current share repurchase program authorized in December 2010 was approximately $1.3 billion.

For the fiscal nine months ended November 26, 2011, the Company reported net earnings of $2.60 per diluted share ($638.5 million), an increase of approximately 33% over net earnings of $1.95 per diluted share ($507.9 million) in the corresponding period a year ago.  Net sales for the fiscal nine months of 2011 were approximately $6.768 billion, an increase of approximately 8.2% from net sales of approximately $6.254 billion in the corresponding period a year ago.  Comparable store sales for the fiscal nine months of 2011 increased by approximately 5.5%, compared with an increase of approximately 7.6% in last year’s fiscal nine months.

The Company is now modeling net earnings per diluted share to be approximately $1.28 to $1.33 for the fiscal fourth quarter of 2011 and approximately $3.86 to $3.92 for all of fiscal 2011.

As of November 26, 2011, the Company had a total of 1,171 stores, including 993 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 71 Christmas Tree Shops stores, 61 buybuy BABY stores and 46 stores under the names of Harmon or Harmon Face Values.  During the fiscal third quarter, the Company opened seven Bed Bath & Beyond stores, seven buybuy BABY stores, one Christmas Tree Shops store and one Harmon Face Values store. Consolidated store space as of November 26, 2011 was approximately 36.0 million square feet.  Since the beginning of the fourth quarter of fiscal 2011 on November 27, 2011, the Company has opened one buybuy BABY store and closed one Harmon store.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  In addition, the Company is a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain associates in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; changes to statutory, regulatory and legal requirements; changes to, or new, tax laws or interpretation of existing tax laws; and changes to, or new, accounting standards including, without limitation, changes to lease accounting standards.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 26,	November 27,	November 26,	November 27,
	2011	2010	2011	2010

Net sales	$2,343,561	$2,193,755	$6,767,576	$6,253,536
Cost of sales	1,384,868	1,297,247	4,000,312	3,707,074
Gross profit	958,693	896,508	2,767,264	2,546,462
Selling, general and administrative expenses	601,673	591,398	1,749,660	1,719,056
Operating profit	357,020	305,110	1,017,604	827,406
Interest (expense) income, net	(602)	1,996	(1,922)	2,839
Earnings before provision for income taxes	356,418	307,106	1,015,682	830,245
Provision for income taxes	127,874	118,532	377,188	322,363
Net earnings	$228,544	$188,574	$638,494	$507,882

Net earnings per share - Basic	$0.96	$0.75	$2.64	$1.98
Net earnings per share - Diluted	$0.95	$0.74	$2.60	$1.95

Weighted average shares outstanding - Basic	237,802	252,233	242,033	256,216
Weighted average shares outstanding - Diluted	241,718	255,936	246,019	259,834

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	November 26,	November 27,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$765,750	$840,333
Short term investment securities	761,930	599,805
Merchandise inventories	2,357,254	2,171,783
Other current assets	405,950	337,094

Total current assets	4,290,884	3,949,015

Long term investment securities	101,864	134,663
Property and equipment, net	1,160,994	1,124,704
Other assets	301,374	351,765

	$5,855,116	$5,560,147

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$954,281	$856,646
Accrued expenses and other current liabilities	346,871	319,969
Merchandise credit and gift card liabilities	197,932	182,617
Current income taxes payable	2,444	10,742

Total current liabilities	1,501,528	1,369,974

Deferred rent and other liabilities	318,814	277,078
Income taxes payable	124,262	114,183

Total liabilities	1,944,604	1,761,235

Total shareholders’ equity	3,910,512	3,798,912

	$5,855,116	$5,560,147

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended
	November 26,	November 27,
	2011	2010

Cash Flows from Operating Activities:

Net earnings	$638,494	$507,882
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	131,989	135,217
Stock-based compensation	34,682	33,316
Tax benefit from stock-based compensation	(430)	(2,589)
Deferred income taxes	13,596	(10,708)
Other	(1,262)	(1,247)
(Increase) decrease in assets:
Merchandise inventories	(388,347)	(412,080)
Trading investment securities	(882)	(4,161)
Other current assets	(55,697)	(62,524)
Other assets	903	(2,562)
Increase (decrease) in liabilities:
Accounts payable	238,495	247,991
Accrued expenses and other current liabilities	33,663	39,932
Merchandise credit and gift card liabilities	4,871	9,813
Income taxes payable	(97,435)	(62,331)
Deferred rent and other liabilities	15,850	32,118

Net cash provided by operating activities	568,490	448,067

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(1,277,815)	(1,146,153)
Redemption of held-to-maturity investment securities	1,128,125	920,645
Redemption of available-for-sale investment securities	15,550	16,525
Redemption of trading investment securities	—	42,825
Capital expenditures	(159,244)	(142,186)

Net cash used in investing activities	(293,384)	(308,344)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	161,705	91,083
Excess tax benefit from stock-based compensation	4,638	2,495
Repurchase of common stock, including fees	(859,286)	(489,068)

Net cash used in financing activities	(692,943)	(395,490)

Net decrease in cash and cash equivalents	(417,837)	(255,767)

Cash and cash equivalents:
Beginning of period	1,183,587	1,096,100
End of period	$765,750	$840,333